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                                                                   EXHIBIT 23.02



                        CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Options Granted Under 1985 Stock Option Plan, Options Granted Under 1991 Executive Stock Option Plan, Options Granted Under 1992 Stock Plan, 1993 Equity Incentive Plan, 1993 Directors Stock Option Plan, and the 1993 Employee Stock Purchase Plan of VERITAS Software Corporation, and the Options Granted Under 1996 Stock Option Plan of Seagate Corporation, Inc. assumed by VERITAS Software Corporation of our report dated January 27, 1999, with respect to the consolidated financial statements and schedule of VERITAS Software Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities Exchange Commission.


                                                          ERNST & YOUNG LLP
San Jose, California,
May 28, 1999